Exhibit 99.3

Prepared Remarks of Ted Craver
Chairman and Chief Executive Officer, Edison International
Third Quarter 2012 Financial Teleconference
November 1, 2012, 2:00 p.m. (PDT)

Today, Edison International reported third quarter GAAP earnings of 58 cents per share compared to $1.31 per share a year ago. Core earnings were 72 cents per share compared to $1.26 per share a year ago. The decrease in earnings was primarily due to three factors: losses at Edison Mission Group, a delay in the California Public Utilities Commission final decision on SCE's 2012 general rate case, and an increase in holding company costs due to state tax adjustments.

There are three main areas on which I will focus my comments this afternoon: our restructuring efforts at Edison Mission Energy; the recently received Proposed Decision on SCE's 2012 general rate case, and an update on the San Onofre Nuclear Generating Station, or SONGS.

Let me start with EME. In past earnings calls I have explained Edison International's overall strategy. We believe the most effective way to participate in the growth opportunities arising from the substantial changes occurring in the electric power industry is through a dual platform of regulated and competitive businesses. However, we are acutely aware that the competitive generation sector has been deeply challenged for some time by cyclically low margins and capacity values. For the last few years, EME has focused on developing innovative approaches to environmental compliance, and careful capital stewardship, principally as a means to buy time for a recovery in power markets and energy margins and stabilize the company.

But despite great efforts and many successes by EME, the adverse power market trends have persisted, and EME's operating losses this year have increased significantly, and are expected to continue. At the same time, EME has a capital structure and financial leverage created in better times that is no longer workable under current and foreseeable conditions.

Under current projections, EME will not be able to repay the June 2013 bond maturity of $500 million. There is also no assurance that EME will pay the $97 million interest due on its bonds on November 15 or during the 30 day grace period that follows. Failure to pay interest on the bonds will likely result in EME filing for bankruptcy protection under Chapter 11 of the Bankruptcy Code. A bankruptcy filing by EME this year will result in its being deconsolidated from Edison International. This means that the assets and liabilities of EME would be removed from Edison International's consolidated balance sheet upon a bankruptcy filing. The earnings of EME would be included in Edison International's earnings up to a bankruptcy filing, together with any charges related to deconsolidation. After a bankruptcy filing, the results of EME would no longer be included as part of Edison International's earnings and our results will largely be the earnings of Southern California Edison less our holding company costs.

As we discussed on our last call, EME entered into non-disclosure agreements in June with the advisors to holders of a majority of its unsecured bonds. Since that time, discussions with the advisors have been ongoing. As disclosed in our 10Q filed today, certain of the advisors' clients executed non-disclosure agreements last month to facilitate further discussions.

We remain in discussions and under non-disclosure agreements, and therefore will not be able to comment further in Q&A or in subsequent discussions with investors until a public filing about the discussions occurs. I recognize this may be frustrating to some of you, but we appreciate your understanding in this regard.

Let me turn now to SCE. Rate base growth at SCE, spurred by needed infrastructure investment and California public policy mandates, has been the cornerstone of our stock's investment thesis.

SCE received its long awaited Proposed Decision for its 2012 General Rate Case on October 19. The Proposed Decision provides the base revenue through 2014. As is normal procedure, SCE will identify various technical and other procedural items that need correction in its comments, which will be filed on November 8. Oral arguments are scheduled for November 16th, and a final decision could come at either the November 29 or December 20 meetings.

The Proposed Decision does significantly reduce SCE's requested operations and maintenance expenses, overhead expenses and rate base in order to moderate customer rates. Although challenging, we expect SCE will manage its costs over the rate case period consistent with the final authorized revenue requirement such that it can earn its allowed return on common equity. Moreover, during the 2012 to 2014 rate case period, capital spending continues to support infrastructure investment and results in rate base within our previously disclosed forecast range.

Turning to our San Onofre Nuclear Generating Station, SCE has filed plans with the Nuclear Regulatory Commission to restart Unit 2 at 70% load for an initial five month period. Unit 2 did not experience anything near the level of tube-to-tube wear found in Unit 3, even though it operated twice as long as Unit 3, and consequently is in a condition that it can be restarted earlier. A team of outside experts has confirmed that operating at reduced power will eliminate the physical conditions that caused “fluid elastic instability”, which is the phenomenon that caused the unusual tube to tube wear and tube failure in Unit 3. The shorter, five-month operating period we are proposing is designed to provide an additional margin of safety. The NRC has made clear that they will not commit to any schedule for a return to service decision. Concurrently with their review, SCE continues to work with its outside experts and the steam generator designer and manufacturer, Mitsubishi Heavy Industries, on what it will take to restore both units to full load. It is not clear at this time if the units can be repaired, and it appears complete replacement of the steam generators would take some years.

We continue to place the highest priority on safety before a restart of any unit at SONGS. And we will remain diligent in recovering costs incurred from the outage from warranties and insurance. A comprehensive review of the outage at San Onofre by the CPUC will take place under the Order Instituting Investigation adopted on October 25. This will consolidate all proceedings and consider appropriate cost recovery for applicable SONGS costs after January 1, 2012, including the steam generator project as well as market power costs, capital and O&M costs, and seismic study costs. SCE will file a response to the order by November 26 and testimony by December 10 detailing costs subject to refund pursuant to the provisions of Public Utilities Code 455.5.

I would like to note that the EdisonConnectTM smart meter program is nearing completion. The program remains on schedule for completion this year and is on target at its authorized capital cost of $1.25 billion. Close to all of the planned 5 million meters have been installed as of September 30, 2012. SCE is rolling out new products and services to its customers providing monthly budgeting tools and incentives for managing electric use, which will be increasingly helpful when tight supply and demand conditions return next summer as a result of reduced output from SONGS.

And finally, the other key regulatory decision upcoming at the CPUC in December is the first phase of the cost of capital decision. The first phase includes SCE's allowed return on equity for 2013. The proceeding remains on schedule for a proposed decision on November 19 and a final decision on December 20. The second phase of the proceeding, which would address terms of any trigger mechanism, is scheduled to conclude in April of next year.

SCE continues to make its case for its proposed 11.1% rate of return, a 40 basis point reduction from the current 11.5%. As the general rate case Proposed Decision acknowledges, California wants strong public safety, and infrastructure and policy-related investment from its utilities. We expect the Commission will similarly consider the California policy-specific facts that have traditionally resulted in an above national-average rate of return.

I would like to finish by reiterating what I mentioned on our last call regarding our dividend policy. As we gain clarity on the cash flow outlook for Southern California Edison with the final general rate case and cost of capital decisions, we will be in a better position to - over time - move back toward our target payout ratio of 45 to 55% of utility earnings. This will of course depend on successful execution of our capital spending program and earning our allowed return. I believe the resolution of several strategic uncertainties combined with strong rate base and dividend growth potential make Edison International an increasingly attractive company to investors.